Exhibit 99.1

Provident Bankshares Announces Solid First Quarter Results

Vibrant Regional Economy Leads to Strong Loan Growth

BALTIMORE: (April 19, 2007) – Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, reported $16.1 million in net income, or $0.50 per diluted share, for the quarter ended March 31, 2007.

“We are uniquely positioned for success as the largest independent commercial bank headquartered in Maryland and a branch network that spans the vibrant metropolitan areas of Baltimore, Washington and Richmond,” said Gary N. Geisel, Chairman and CEO. “I am extremely pleased with the first quarter results, which met our expectations and those of the Street.”

Return on average assets and return on average common equity for the first quarter was 1.05% and 10.21%, respectively. Benefits of the Bank’s December 2006 securities and debt restructuring were evident in the margin improvement between the fourth quarter of 2006 and the first quarter of 2007. Net interest margin increased to 3.62% versus 3.50% for the previous quarter. Average customer deposits grew by $55.6 million, or 2%, and average total loans by $61.5 million, or 2% compared to the fourth quarter of 2006.

First Quarter 2007 Highlights

Results of the first quarter 2007 compared to first quarter 2006:

•	Average total relationship-based loans (total loans excluding originated and acquired residential mortgages) increased $284.9 million, or 9%

•	Average commercial real estate loans increased $175.4 million, or 14%

•	Average home equity loans increased $82.3 million, or 9%

•	Service charge income increased 1% to $22.3 million

•	Commissions, fees and other non-interest income increased 7%

•	Net charge-offs as a percentage of average loans improved to 0.08% from 0.13%

•	Non-performing loans declined by $5.6 million, or 21%

•	Allowance for loan losses to non-performing loans is 219.70%

Net income versus the first quarter of 2006 declined by $2.1 million, or $0.05 per diluted share. This was driven by a lower net interest margin resulting from the yield curve environment and the shift in deposit mix as customers have been moving balances from low yielding checking and savings accounts to higher yielding certificate of deposit accounts.

Average customer deposits for the first quarter of 2007 remained relatively flat compared to the same period a year ago, reflecting the industry-wide deposit growth challenges. As in previous quarters, the flat to inverted yield curve and customer demand for higher rates of return have been limiting the ability of most banks to increase deposit balances. The management team at Provident has responded to this environment by developing a number of new initiatives to attract and retain customer deposits, including remote deposit capture. The Bank’s business clients have embraced this product, which allows a customer to electronically post deposits from the workplace, and the sales results have surpassed initial expectations.

In comparison to the same quarter a year ago, total average commercial real estate and home equity loans have increased 14% and 9% respectively. This strong loan growth reflects the Bank’s focus on business development and the lenders’ experience in the market. Average residential construction loans grew $138.2 million, or 31%, from a year ago while average commercial construction loans grew $62.2 million, or 20%, reflecting balanced growth in the Maryland, Washington, D.C. and Virginia markets. Average home equity loans increased by $82.3 million over the same period a year ago.

Asset quality continued to be excellent during the quarter with net charge-offs and non-performing loans declining 39% and 21%, respectively, from the same quarter a year ago. Capital levels also improved during the current quarter as the leverage and tangible common equity ratios improved to 8.71% and 6.55%. During the first quarter of 2007, Provident Bankshares Corporation received a credit rating upgrade from both Standard & Poor’s and Fitch.

The Bank’s focus on expense control produced more modest cost growth for the current quarter. Total non-interest expense, excluding costs associated with restructuring activities, increased 0.7% over the prior year quarter. The restructuring activities’ costs included $1.6 million of expenses associated with seven branch closures and consulting costs for corporate efficiency and infrastructure initiatives that are currently in process.

Outlook for the Future

“Along with our key strategies, we remain committed to the cost initiatives we announced in late 2006 to mitigate the effects of the difficult banking environment,” said Geisel. “We are pleased with the progress of our corporate efficiency program and are on track to realize revenue increases and expense reductions in the third and fourth quarter of 2007.”

Dividend Declared

Provident Bankshares announced today that its Board of Directors has declared an increased quarterly cash dividend of $0.31 per share. This is the fifty-fourth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on May 11, 2007 to stockholders of record at the close of business on April 30, 2007.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.2 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a network of 148 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation’s first quarter earnings teleconference will be webcast at 10 a.m. ET on April 19, 2007. The conference call will include a discussion of the Company’s first quarter 2007 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through May 3, 2007. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corporation First Quarter 2007 Results Audio Webcast

An audio replay of the teleconference will be available through May 3, 2007 by dialing 1-888-286-8010, passcode 19939692; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands,except per share data)

	Three Months Ended March 31,			Three Months Ended December 31,
	2007	2006	% Change	2006	% Change
SUMMARY INCOME STATEMENTS:
Net interest income	$48,843	$51,248	(4.7)%	$49,280	(0.9)%
Provision for loan losses	1,052	318	230.8	1,877	(44.0)
Non-interest income	29,961	28,225	6.2	22,414	33.7
Net gains (losses)	1,203	540	122.8	(7,542)	(116.0)
Derivative losses	(63)	(603)	(89.6)	(19)	231.6
Non-interest income, excluding total gains (losses)	28,821	28,288	1.9	29,975	(3.8)
Total revenue, excluding total gains (losses)	77,664	79,536	(2.4)	79,255	(2.0)
Non-interest expense	54,768	52,791	3.7	55,379	(1.1)
Restructuring activities	867	—	—	—	—
Non-interest expense, excluding restructuring	53,901	52,791	2.1	55,379	(2.7)
Income tax expense	6,870	8,106	(15.2)	3,155	117.7
Net income	16,114	18,258	(11.7)	11,283	42.8

SHARE DATA:
Basic earnings per share	$0.50	$0.55	(9.1)%	$0.35	42.9%
Diluted earnings per share	0.50	0.55	(9.1)	0.34	47.1
Cash dividends paid per share	0.305	0.285	7.0	0.300	1.7
Book value per share	19.72	19.11	3.2	19.54	0.9
Weighted average shares—basic	32,196,432	32,948,119	(2.3)	32,573,415	(1.2)
Weighted average shares—diluted	32,496,168	33,364,813	(2.6)	32,887,017	(1.2)
Common shares outstanding	32,243,534	32,974,784	(2.2)	32,433,387	(0.6)

SELECTED RATIOS:
Return on average assets	1.05%	1.17%		0.70%
Return on average equity	10.37	11.71		6.89
Return on average common equity	10.21	11.40		6.78
Net yield on average earning assets (t/e basis)	3.62	3.72		3.50
Efficiency ratio (excludes restructuring activities)	68.83	66.01		69.32
Leverage ratio	8.71	8.54		8.53
Tier I risk-based capital ratio	10.95	11.35		10.90
Total risk-based capital ratio	11.92	12.34		11.85
Tangible common equity ratio	6.55	6.41		6.50

END OF PERIOD BALANCES:
Investment securities portfolio	$1,638,183	$1,916,653	(14.5)%	$1,684,603	(2.8)%
Total loans	3,890,421	3,713,169	4.8	3,865,492	0.6
Assets	6,234,692	6,372,434	(2.2)	6,295,893	(1.0)
Deposits	4,282,400	4,162,439	2.9	4,140,112	3.4
Stockholders’ equity	635,797	630,196	0.9	633,631	0.3
Common stockholders’ equity	653,583	656,770	(0.5)	655,738	(0.3)

AVERAGE BALANCES:
Investment securities portfolio	$1,663,335	$1,921,879	(13.5)%	$1,833,442	(9.3)%
Loans:
Originated and acquired residential mortgage	325,377	439,513	(26.0)	344,201	(5.5)
Home equity	996,519	914,182	9.0	993,942	0.3
Other consumer	400,949	437,227	(8.3)	409,401	(2.1)
Commercial real estate	1,407,691	1,232,269	14.2	1,348,307	4.4
Commercial business	740,810	677,346	9.4	714,037	3.7
Total loans	3,871,346	3,700,537	4.6	3,809,888	1.6
Earning assets	5,549,736	5,638,368	(1.6)	5,663,261	(2.0)
Assets	6,234,498	6,337,658	(1.6)	6,372,157	(2.2)
Deposits:
Noninterest-bearing	724,805	791,615	(8.4)	742,494	(2.4)
Interest-bearing	3,370,707	3,222,234	4.6	3,337,785	1.0
Total deposits	4,095,512	4,013,849	2.0	4,080,279	0.4
Stockholders’ equity	629,971	632,515	(0.4)	649,865	(3.1)
Common stockholders’ equity	639,836	649,280	(1.5)	660,350	(3.1)